EXHIBIT 10.119

                                October 12, 2004

Mr. Stephen Rossetti
5408 Duvall Drive
Bethesda, MD 20816

RE: Agreement Concerning Outstanding Monies

Dear Stephen,

This agreement, by and between Stephen Rossetti ("Rossetti") and Vertical Computer Systems, Inc. (the "Company"), shall amend the terms of (a) the $7,500 Promissory Note (the "Note"), dated May 21, 2003, and (b) the Amendment of Consulting Agreement ("Consulting Agreement"), dated September 11, 2002. The parties hereby agree as follows:

1. Rossetti agrees to cancel all outstanding amounts due under the Note and all outstanding amounts due under the amended Consulting Agreement. The parties confirm and agree that Vertical will have no further obligations with respect to the Note or the Consulting Agreement, as amended.

2. In consideration for canceling all amounts due under the Note and all amounts due under the Consulting Agreement, the Company shall issue six million (6,500,000) shares of VCSY stock subject to Rule 144 Regulation and "piggy back" registration rights. The Company shall issue these shares upon the execution of the "Leak Out" Agreement, which is attached hereto as Exhibit A and incorporated herein by this reference. Upon issuance of the 6,500,000 shares, Vertical shall have no further obligations with respect to the Consulting Agreement.

The parties hereby agree to this agreement on the date first set forth above.

                                            Sincerely,


                                            Richard Wade
                                            President/CEO
                                            Vertical Computer Systems, Inc.

Accepted and Agreed:


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Stephen Rossetti